Exhibit 99.1

Foamix and Menlo Announce Shareholder Approval of Proposed Merger

Transaction on Track to Close in early March 2020

REHOVOT, Israel, BRIDGEWATER, N.J. and REDWOOD CITY, C.A., February 6, 2020 – Foamix Pharmaceuticals Ltd. (Nasdaq: FOMX ) and Menlo Therapeutics Inc. (Nasdaq: MNLO) today announced that the shareholders of Foamix and stockholders of Menlo voted to approve all shareholder and stockholder proposals necessary to complete the previously announced merger at their respective shareholder / stockholder meetings held earlier today. Pending the expiration of a 30-day waiting period required by Israeli law and satisfaction of closing conditions set forth in the merger agreement between Foamix, Menlo and Giants Merger Subsidiary Ltd., a wholly-owned subsidiary of Menlo, Menlo’s merger subsidiary will merge with and into Foamix, with Foamix surviving as a wholly-owned subsidiary of Menlo.

“We are pleased with the outcome of today’s extraordinary general meeting and thank our shareholders for their support for this combination,” said David Domzalski, Chief Executive Officer of Foamix. “The combination of Menlo with Foamix will accelerate our progression in becoming a leading dermatology-focused company with several late-stage assets that can leverage the commercialization infrastructure we have created to support the launch of AMZEEQTM.”

“I would like to thank our stockholders for their overwhelming support of this transaction,” said Steve Basta, Menlo’s Chief Executive Officer. “The combined company will be well positioned to develop and commercialize therapies to address the needs of patients with dermatologic conditions. We believe that together we have the potential to generate long-term, sustainable value for stockholders and superior solutions and choices for patients.”

The parties expect to complete the merger in early March 2020. If the merger closes before May 31, 2020, as planned, at closing Menlo will issue 0.5924 shares of its common stock for each outstanding ordinary share of Foamix, with those issued shares collectively representing approximately 59% of the combined company, as well as a non-transferable contingent stock right to potentially receive additional shares in Menlo based on the results of Menlo’s Phase III trials of serlopitant for the treatment of pruritus associated with prurigo nodularis, as more fully described in the companies’ joint proxy statement/prospectus on Form S-4.

Each of Foamix and Menlo will file the final voting results from its extraordinary general meeting and special meeting, respectively, on Form 8-K with the U.S. Securities and Exchange Commission after certification by each company’s inspector of elections.

About Foamix Pharmaceuticals

Foamix Pharmaceuticals Ltd. is a specialty pharmaceutical company working to solve some of today’s most difficult therapeutic challenges in dermatology and beyond.

With expertise in topical medicine innovation as a springboard, the company is working to develop and commercialize solutions that were long thought impossible, including the world’s first topical minocycline, AMZEEQTM. Its proprietary Molecule Stabilizing Technology (MST™) is utilized in the company’s dermatology products and in other products currently in development: FMX103 for the potential treatment of moderate to severe papulopustular rosacea and FCD105 for the potential treatment of moderate to severe acne.

Foamix is a different type of specialty pharmaceutical company by design, driven to see the solutions, overcome barriers in all aspects of business, and reimagine what’s possible for conditions with high unmet needs.

Foamix uses its website as a channel to distribute information about Foamix and its product candidates from time to time. Foamix may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Foamix’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts. For more information, visit www.foamix.com.

About Menlo Therapeutics

Menlo Therapeutics Inc. is a late-stage biopharmaceutical company focused on the development of serlopitant, a once-daily oral NK1 receptor antagonist, for the treatment of pruritus. The company’s clinical development program for serlopitant covers three indications and includes two ongoing Phase 3 clinical trials for the treatment of pruritus associated with prurigo nodularis, a Phase 3-ready clinical program for the treatment of pruritus associated with psoriasis, and a Phase 2 clinical trial for the treatment of chronic pruritus of unknown origin. For more information, visit menlotherapeutics.com.

Important Additional Information and Where to Find It

On January 6, 2020, Menlo filed a Registration Statement on Form S-4 containing a joint proxy statement/prospectus of Menlo and Foamix and other documents concerning the proposed merger with the Securities and Exchange Commission (the “SEC”). The registration statement has been declared effective by the SEC. Foamix mailed the definitive proxy statement/prospectus and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. On January 28, 2020, Menlo filed with the SEC an amendment to the Registration Statement on Form S-4. Foamix and Menlo may also file other relevant documents with the SEC regarding the proposed merger. This communication is not a substitute for the joint proxy statement/prospectus or Registration Statement or any other document which Menlo or Foamix may file with the SEC. MENLO’S AND FOAMIX’S RESPECTIVE STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED BY EACH OF MENLO AND FOAMIX WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by Menlo and Foamix with the SEC at the SEC’s website at www.sec.gov. Investors and stockholders will also be able to obtain a free copy of the joint proxy statement/prospectus and other documents containing important information about Menlo and Foamix through the website maintained by the SEC at www.sec.gov. Menlo and Foamix make available free of charge at www.menlotherapeutics.com and www.foamix.com, respectively (in the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Such factors include, but are not limited to: (i) conditions to the closing of the merger may not be satisfied; (ii) the merger may involve unexpected costs, liabilities or delays; (iii) the effect of the announcement of the merger on the ability of Menlo or Foamix to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Menlo or Foamix does business, or on Menlo’s or Foamix’s operating results and business generally; (iv) Menlo’s or Foamix’s respective businesses may suffer as a result of uncertainty surrounding the merger and disruption of management’s attention due to the merger; (v) the outcome of any legal proceedings related to the merger; (vi) Menlo or Foamix may be adversely affected by other economic, business, and/or competitive factors; (vii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (viii) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (ix) the risk that Menlo or Foamix may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; and (x) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Menlo and Foamix are set forth in their respective filings with the SEC, including each of Menlo’s or Foamix’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of Part II of Menlo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 under the heading “Risk Factors” and Item 1A of Part II of Foamix’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 under the heading “Risk Factors.” The risks and uncertainties described above and in Menlo’s most recent Quarterly Report on Form 10-Q and Foamix’s most recent Quarterly Report on Form 10-Q are not exclusive and further information concerning Menlo and Foamix and their respective businesses, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements. Readers should also carefully review the risk factors described in other documents that Menlo and Foamix file from time to time with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Except as required by law, Menlo and Foamix assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Corporate Contact:

Ilan Hadar, CFO
Foamix Pharmaceuticals Ltd.
+972-8-9316233
ilan.hadar@foamixpharma.com

Media Relations:

Vusi Moyo
Zeno Group
312-396-9703
vusi.moyo@zenogroup.com

U.S. Investor Relations:

Joyce Allaire
LifeSci Advisors, LLC
646-889-1200
jallaire@lifesciadvisors.com

Menlo Therapeutics:

Investor Contact: ir@menlotx.com